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                                                                       Exhibit B
                                VOTING AGREEMENT

                                                                January 29, 2001

TO:  ORCHESTREAM HOLDINGS plc
     AVON HOUSE, KENSINGTON VILLAGE,
     AVONMORE ROAD, LONDON,
     W14 8TS, UNITED KINGDOM

Dear Sirs:

     Re:  Plan of Arrangement involving Crosskeys Systems Corporation

     In consideration of Orchestream Holdings plc ("Orchestream") entering into a merger agreement dated the date hereof (the "Merger Agreement") with, and agreeing to participate in the plan of arrangement described therein involving Crosskeys Systems Corporation ("Crosskeys") (the "Transaction"), this letter agreement sets out the terms on which Alcatel Canada Inc. (the "Shareholder") undertakes to take certain actions and do certain things in respect of the Transaction.

     The terms of the Transaction are summarized in the Merger Agreement and capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

1. The Shareholder hereby represents, warrants and covenants to Orchestream (and acknowledges that Orchestream is relying upon such representations, warranties and covenants):

     (a) that the common shares in the capital of Crosskeys and the ordinary shares in the capital of Orchestream (the "Crosskeys Shares" and "Orchestream Shares", respectively) set forth on Schedule "A" include all Crosskeys Shares and Orchestream Shares held of record, owned by, or for which voting or dispositive power is granted to, the Shareholder, any trust, affiliate (as defined in the Securities Act (Ontario) (the "Act") or associate (as defined in the Act) of the Shareholder (the "Owned Securities");

     (b) the Shareholder is the record and beneficial owner, has sole voting power (to the extent permitted by the attributes of such securities or pursuant to applicable law, regulation or policy), sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the Crosskeys Shares set forth on Schedule "A";

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     (c)  the Shareholder currently has, except as set forth on Schedule "A", good and marketable title to the Crosskeys Shares set forth on Schedule "A", free and clear of all liens, pledges, mortgages and encumbrances and at the Effective Time, the Shareholder shall have, good and marketable title to such Crosskeys Shares free and clear of all liens, pledges, mortgages and encumbrances;

     (d) the Shareholder has the legal capacity to execute and deliver this Agreement and perform its obligations hereunder and that this Agreement has been duly executed and delivered by the Shareholder, and this Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies are in the discretion of the court;

     (e) except as set forth on Schedule "A", neither the execution and delivery of this Agreement by the Shareholder, the performance by the Shareholder of their obligations hereunder nor the compliance by the Shareholder with any of the provisions hereof shall (i) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, contract, license, agreement, lease, permit or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of its properties or assets (including the Crosskeys Shares) may be bound, (ii) require on the part of the Shareholder any filing with, or permit, authorization, consent or approval of, any Governmental Entity (other than the filing of any required insider trading reports), or
          (iii) violate any order, writ, injunction, decree, judgment, or Laws applicable to the Shareholder or any of its properties or assets;

     (f) there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of the Shareholder, threatened against the Shareholder or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to limit the Shareholder's ability to perform its obligations hereunder. There is no judgment, decree or order against the Shareholder or, to the knowledge of the Shareholder, any of its respective directors or officers (in their capacities as such) that could prevent, enjoin, alter or materially delay any of the transactions
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          contemplated by this Agreement, or that could reasonably be expected to limit the Shareholder's perform its obligations hereunder;

     (g) no Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from the Shareholder of any of the Crosskeys Shares owned by the Shareholder or any interest therein or right thereto or which requires or provides for the granting of a proxy by such Shareholder in respect of its Crosskeys Shares;

     (h) the Shareholder does not have any agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Shareholder or transfer to the Shareholder of additional securities of Crosskeys and, the Shareholder shall not purchase or otherwise acquire or obtain any agreement or right to purchase any securities of Crosskeys from and including the date hereof up to and including the Effective Date; and

     (i) the Shareholder does not have any agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Shareholder or transfer to the Shareholder of additional securities of Orchestream and the Shareholder shall not purchase, acquire or obtain any agreement or right to purchase any securities of Orchestream from and including the date hereof up to and including the Effective Date.

2. The Shareholder hereby represents, warrants and covenants to Orchestream (and acknowledges that Orchestream is relying upon such representations, warranties and covenants) that between the date of this Agreement and the earliest of:

     (a) an amendment to the Merger Agreement or waiver by Crosskeys of any provision of the Merger Agreement that reduces the consideration payable to the Company Shareholders under the Plan of Arrangement or which is otherwise materially adverse to the Company Shareholders;

     (b) the date of termination of the Merger Agreement in accordance with its terms;

     (c)  the Business Day next following the Effective Date; and

     (d)  the Business Day next following May 31, 2001;
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     (such earliest date being the "Expiry Date"), it shall not (i) sell, transfer, gift, assign, pledge, hypothecate, encumber or otherwise dispose of any Owned Securities, or enter into any agreement, arrangement or understanding in connection therewith, without having first obtained the prior written consent of Orchestream; or (ii) grant any proxies or powers of attorney, deposit any Owned Securities into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Owned Securities.

3.   The Shareholder hereby undertakes, until the Expiry Date:

     (a) to vote (or cause to be voted) all of its Owned Securities at any meeting of the Company Securityholders, and in any action by written consent of the Company Securityholders (unless and only then to the extent prohibited by Law):

          (i) in favour of the approval, consent, ratification and adoption of the Transaction (and any actions required in furtherance thereof) and all other resolutions to be put to the Company Meeting as contained in the Company Circular; and

          (ii) against any action that would impede, interfere, or discourage the Transaction, and against any action that would result in any breach by Crosskeys of any representation, warranty or covenant in the Merger Agreement;

     (b) that, upon the request or direction of Orchestream, the Shareholder shall execute a proxy in respect of any resolution referred to in this
          Section 3, and shall have its Owned Securities counted or not counted (as directed by Orchestream) as part of a quorum in connection with any Crosskeys shareholders' meeting relating to matters set forth in
          Section 3(a)(ii);

     (c) that the Shareholder shall not, without the prior written consent of Orchestream, requisition or join in the requisition of any meeting of the shareholders of Crosskeys for the purpose of considering any resolution; and

     (d)  for greater certainty, in connection with any matter referred to in
          Section 3(a)(ii), the Shareholder shall consult with Orchestream prior to exercising any voting rights attached to its Owned Securities and shall exercise or procure the exercise of such voting rights as Orchestream shall instruct, including without limitation the delivery to Orchestream, upon its request or direction, of a proxy in respect of any such resolution.

4.  The Shareholder agrees that until the Expiry Date, it shall not:



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     (a)  take any action which would, directly or indirectly, in any way interfere with the success of the Transaction; or

     (b) directly or indirectly negotiate with, solicit, initiate or encourage submission of inquiries, proposals or offers from, or provide information to, any other Person relating to an Acquisition Proposal. If the Shareholder receives such an inquiry, proposal or offer (including an offer or invitation to enter into discussions), the Shareholder shall promptly notify Orchestream in writing and provide to Orchestream all relevant details relating thereto, including, without limitation, the price proposed to be paid in connection with such inquiry, proposal or offer and the form of consideration to be paid.

5. In the event that the Transaction is consummated, from the Effective Date until the date that is three months from the Effective Date, the Shareholder hereby agrees not to sell, transfer or otherwise dispose of, or enter into a transaction or a series of transactions that have substantially the same economic effect as a sale of, any Orchestream Ordinary Shares issuable to them pursuant to the Transaction, without Orchestream's prior written consent.

6. The Shareholder hereby acknowledges that details of this Agreement shall be disclosed in any information circular produced by Crosskeys and/or Orchestream in connection with the Transaction.

7. The Shareholder covenants to discharge all liens, pledges, mortgages and encumbrances to the Crosskeys Shares set forth on Schedule "A" prior to the Effective Time.

8. Orchestream hereby represents and warrants to the Shareholder (and acknowledges that the Shareholder is relying upon such representations and warranties):

     (a) Orchestream is a limited company incorporated in England and Wales, has been in continuous existence since incorporation, and has the right, power and authority to own its assets and conduct its business as owned and conducted at the date of this Agreement;

     (b) Orchestream has the right, power and authority to enter into this Agreement and the Merger Agreement and to perform its obligations hereunder and thereunder. Orchestream has taken all action necessary to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and the Merger Agreement;

     (c) this Agreement and the Merger Agreement have been duly executed and delivered by Orchestream and constitutes legal, valid and binding


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          obligations of Orchestream enforceable against it in accordance with their terms except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies are granted in the discretion of the court; and

     (d) at the Effective Time, pursuant to the Arrangement, Orchestream Shares issuable to the Shareholder at the Effective Time in respect of the common shares of Crosskeys Systems Corporation held by the Shareholder set forth on Schedule "A" which are held in Ontario will be resaleable under the laws of England and Wales and under Ontario Securities Rule 72-501 or otherwise resaleable pursuant to a discretionary order of the Ontario Securities Commission through the facilities of the LSE or NASDAQ.

9. Orchestream covenants to effect all necessary filings and otherwise use all reasonable efforts to effect the admission to trading on the LSE of the Orchestream Shares to be issued at the Effective Time.

10. Any date, time or period referred to in this Agreement shall be of the essence except to the extent to which Orchestream and the Shareholder agrees in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

11. The Shareholder agrees that monetary damages would not be an adequate remedy for any loss incurred by reason of a breach of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

12.  The Shareholder agrees and confirms that:

     (a) any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholder and Orchestream or in the case of a waiver, by the party against whom the waiver is to be effective; and

     (b) no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise.

13. Subject to the terms and conditions herein, the Shareholder agrees to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate the transactions contemplated by this Agreement.

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14.  The representations, warranties and covenants set forth in this Agreement shall survive the consummation of the Transaction and the Effective Time and shall continue in full force and effect for the benefit of Orchestream or the Shareholder, as applicable, for a period of 2 years.

15. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered in person or transmitted by telecopy or similar means of recorded electronic communication to, in the case of a Shareholder, to the address and facsimile number contained on Schedule "A" and, in the case of Orchestream, to Avon House, Kensington Village, Avonmore Road, London, W14 8TS, United Kingdom, Facsimile No. (44) 20 7348 1501, Attention: Ashley Ward, Chief Executive Officer (with a facsimile copy to Stikeman Elliott (416) 947-0866, Attention: John M. Stransman and Brian M. Pukier) or such other address as may be designated in writing hereafter, in the same manner, by such person. Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day, on the next following business day) provided that it is delivered or transmitted during normal business hours, failing which it shall be deemed to have been given and received on the next business day.

16. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

17. The provisions of this Agreement shall be binding upon and ensure to the benefit of the parties hereto and their respective heirs, administrators, successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto, except that Orchestream may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to an affiliate without reducing its own obligations hereunder without the consent of the Shareholder.

18. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby. There are no warranties, representations, terms, conditions or collateral agreements,
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                                      -8-

     expressed, implied or statutory, between the Shareholder and Orchestream other than as expressly set forth in this Agreement.

19. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

20. Each party hereto shall pay the fees, costs and expenses of their respective financial, legal, auditing and other professional and other advisors incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred and shall indemnify the other parties from and against any and all claims for "finders" or "agency" fees relating to the transactions contemplated hereby.

21. This Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. Orchestream attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to all action and proceedings arising out of or relating to this Agreement and agrees to waiver any objection that such courts would be a convenient forum.
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     IN WITNESS WHEREOF, the Parties have duly executed this Agreement.

                                     ORCHESTREAM HOLDINGS plc

                                     by: /s/ Ashley Ward
                                         ------------------------------
                                         Ashley Ward
                                         Chief Executive Officer

Irrevocably accepted and agreed to this 29th day of January, 2001.


                                     ALCATEL CANADA INC.

                                     By: /s/ David Wilson
                                         ------------------------------
                                         Name:  David Wilson
                                         Title: VP & General Counsel
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                                  SCHEDULE "A"

Name and Address
of Shareholder               Number of Crosskeys Shares         Number of Orchestream Shares
----------------             --------------------------         ----------------------------
Alcatel Canada Inc.                 3,618,374(1)                          bullet
(address and facsimile
number)

[FN]

(1) A portion of these shares are held in escrow pursuant to the escrow agreement between Crosskeys Systems Corporation, Alcatel Canada Inc. (formerly called Newbridge Networks Corporation), Wesley Clover Corporation (formerly called Kanata Research Park Corporation), Terence H. Matthews, John C. Selwyn and Computershare Invester Services (formerly called Montreal Trust Company of Canada), dated December 16, 1997 and need the consent of the Ontario Securities Commission to be released from escrow.
